UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2024

KeyCorp

(Exact name of registrant as specified in its charter)

Ohio	001-11302	34-6542451
State or other jurisdiction of incorporation or organization:	Commission File Number	I.R.S. Employer Identification Number:

127 Public Square, Cleveland, Ohio	44114-1306
Address of principal executive offices:	Zip Code:

(216) 689-3000

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $1 par value	KEY	New York Stock Exchange
Depositary Shares (each representing a 1/40th interest in a share of Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series E)	KEY PrI	New York Stock Exchange
Depositary Shares (each representing a 1/40th interest in a share of Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series F)	KEY PrJ	New York Stock Exchange
Depositary Shares (each representing a 1/40th interest in a share of Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series G)	KEY PrK	New York Stock Exchange
Depositary Shares (each representing a 1/40th interest in a share of Fixed Rate Reset Perpetual Non-Cumulative Preferred Stock, Series H)	KEY PrL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on August 12, 2024, KeyCorp (the “Company”) entered into an Investment Agreement with The Bank of Nova Scotia (“Purchaser”, and such agreement, the “Investment Agreement”). Pursuant to the Investment Agreement, on the terms and subject to the conditions set forth therein, across two closings, Purchaser will purchase, and the Company will sell and issue to Purchaser (such purchase and sale, the “Transaction”), such number of shares of common stock, par value $1.00 per share, of the Company (“Common Shares”) that, taken together with all other Common Shares then owned by Purchaser and its affiliates, would represent approximately 14.9% of the issued and outstanding Common Shares as of immediately following the consummation of the Transaction (collectively, the “Share Issuances”), at a fixed price of $17.17 per share for aggregate consideration of approximately $2.8 billion.

The consummation of the first Share Issuance will take place upon the satisfaction or waiver of certain closing conditions, including the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “First Closing”). At the First Closing, Purchaser will acquire Common Shares in an amount that would represent 4.90% of the issued and outstanding Common Shares as of immediately following the First Closing.

The consummation of the second Share Issuance will take place upon the satisfaction or waiver of certain closing conditions, including the consummation of the First Closing and the receipt of applicable bank regulatory approvals (the “Second Closing”). At the Second Closing, Purchaser will acquire Common Shares in an amount that, taken together with all other Common Shares then owned by Purchaser and its affiliates, would represent 14.90% (or, if Purchaser notifies the Company in writing not less than two business days prior to the Second Closing, a greater percentage not to exceed 14.99%) of the issued and outstanding Common Shares as of immediately following the Second Closing.

Election of Directors

Purchaser will be entitled to designate two representatives to be appointed to the Board of Directors of the Company (the “Board”) upon the Second Closing. One of the two nominees will be a senior officer of

Purchaser selected by Purchaser in its sole discretion, and the other nominee will be a third-party designee reasonably acceptable to the Company.

After the Second Closing and prior to the 91st day after the Second Closing on which Purchaser and its affiliates no longer own at least 5% of the Common Shares issued and outstanding at such time (the “5% Fall-Away Date”), Purchaser will have the right to designate a number of nominees to the Board proportional to the percentage of issued and outstanding Common Shares owned by Purchaser, but, in any event, (i) prior to the 91st day after the Second Closing on which Purchaser and its affiliates no longer own at least 10% of the Common Shares issued and outstanding at such time (the “10% Fall-Away Date”), at least two members of the Board, (ii) prior to the 5% Fall-Away Date, at least one member of the Board and (iii) in all cases, no greater than 24% of the total members of the Board.

Transfer Restrictions and Standstill

Subject to certain exceptions, Purchaser is prohibited from transferring any Common Shares acquired pursuant to the Share Issuances until the first anniversary of the Second Closing, or, if the Second Closing does not occur, 90 days following the termination of the provisions of the Investment Agreement regarding the Second Closing (such period, the “Lock-Up Period”). Under the Investment Agreement, the Company has a right of first offer with respect to certain sales of Common Shares by Purchaser.

Purchaser is subject to certain standstill restrictions from the date of the Investment Agreement until the earliest to occur of (i) a change of control of the Company, (ii) the five-year anniversary of the Second Closing or termination of the provisions of the Investment Agreement regarding the Second Closing and (iii) the termination of the Investment Agreement prior to the First Closing. Under the applicable standstill restrictions, subject to certain exceptions, Purchaser shall not (a) acquire any Common Shares if, after giving effect to such acquisition, Purchaser and its affiliates would own more than 19.99% of the Common Shares issued and outstanding at such time, (b) seek or propose to change or control the governance of the Company, including by soliciting proxies or otherwise advising or directing the vote of any shareholder of the Company, or (c) knowingly transfer any Common Shares owned by Purchaser to any activist shareholder, U.S. bank or bank holding company with U.S. assets of greater than $10 billion or any person who, immediately following such transfer, would be required to make a filing on Schedule 13D.

Voting Restrictions

Until the 5% Fall-Away Date, at each meeting of the shareholders of the Company, Purchaser will be required to vote the Common Shares owned by it in the same manner as determined by the Board, other than with respect to (i) the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to any change of control of the Company that was not publicly disclosed prior to the third anniversary of the Second Closing, (ii) any Related Party Transaction (as defined in the Investment Agreement), (iii) any amendment (including by any restatement or supplement thereof) to the Third Amended and Restated Articles of Incorporation of the Company, as amended, the Fourth Amended and Restated Regulations of the Company or any other organizational documents of the Company that would disproportionately adversely affect Purchaser relative to other holders of Common Shares or (iv) the entrance by the Company or any of its subsidiaries into any new line of business.

Registration Rights and Pre-Emptive Rights

Pursuant to the Investment Agreement, the Company will provide customary registration rights to Purchaser and its affiliates and certain permitted transferees with respect to the Common Shares it owns. Following the Lock-Up Period, Purchaser will be entitled to continuous S-3 shelf registration rights, rights to request the Company facilitate up to two underwritten shelf takedowns in any 12-month period (so long as the expected aggregate gross proceeds from each such underwritten shelf takedown is at least $500 million or such offering includes all of Purchaser’s Common Shares), as well as piggyback registration rights, in each case, subject to certain limitations as set forth in the Investment Agreement.

Subject to certain limitations as set forth in the Investment Agreement, following the First Closing and prior to the 5% Fall-Away Date, Purchaser will have the right to participate in certain issuances of Common Shares by the Company.

Certain Other Terms and Conditions of the Investment Agreement

The Investment Agreement contains customary representations, warranties and covenants of each party, including, among others, covenants of the Company and Purchaser to use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable, including making certain governmental filings or obtaining the required governmental authorizations, as the case may be, to consummate the transactions contemplated by the Investment Agreement, including the Transaction and the Share Issuances. In addition, the Company has agreed to certain customary pre-closing covenants, including covenants to operate its business in the ordinary course consistent with past practice in all material respects and to refrain from taking certain actions without Purchaser’s consent.

The Investment Agreement provides customary termination rights for both the Company and Purchaser.

The foregoing description of the Investment Agreement, the Transaction and the Share Issuances does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Share Issuances are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption provided by Section 4(a)(2) of the Securities Act. The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the Common Shares and has not offered securities to the public in connection with the Investment Agreement, the Transaction and the Share Issuances.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1*†	Investment Agreement, dated August 12, 2024, by and between KeyCorp and The Bank of Nova Scotia.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

†	Certain sensitive personally identifiable information in this exhibit was omitted by means of redacting a portion of the text and replacing it with [***].

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYCORP
(Registrant)

Date: August 13, 2024		/s/ Andrea R. McCarthy
	By:	Andrea R. McCarthy
Assistant Secretary